Exhibit 1.2

AMENDMENT NO. 1 TO

ASSET PURCHASE AGREEMENT

This Amendment No. 1 (“Amendment No. 1”) to the Asset Purchase Agreement (“Asset Purchase Agreement”) is entered into as of November 1, 2010 (“Effective Date”) between BioMimetic Therapeutics, Inc.  (“BMTI”), a Delaware corporation (formerly known as BioMimetic Pharmaceuticals, Inc.) and Luitpold Pharmaceuticals, Inc.  (“Luitpold”), a New York corporation (each, individually, a “Party” and, collectively, the “Parties”).

RECITALS

WHEREAS, BMTI previously sold to Luitpold certain assets relating to its oromaxillofacial therapeutic business pursuant to the Asset Purchase Agreement dated December 14, 2007; and

WHEREAS, BMTI and Luitpold desire to modify the Asset Purchase Agreement with the amendments contained herein;

NOW THEREFORE, in consideration of the mutual covenants set forth in the Amendment No. 1 to the Agreement Terminating Research, Development and Marketing Agreement and the Amendment No. 1 to the Amended and Restated Exclusive Sublicense Agreement (both executed concurrently herewith), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed by the Parties that this Amendment No. 1 amends the Asset Purchase Agreement between the Parties, as follows:

1.         Section 7.10(c) is amended to:

“From and after the Closing, Seller shall use its best efforts to obtain the approval by any centralized European regulatory authority approval to market GEM 21S within the Field in the European Union (the “EU Approval”).  Buyer will promptly provide to Seller all information in Buyer’s possession reasonably required for Seller to obtain the EU Approval.”

2.         Except as expressly amended herein, all of the provisions of the Asset Purchase Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have duly executed this Amendment No. 1 as of the Effective Date in duplicate originals.

BIOMIMETIC THERAPEUTICS, INC.

By:   /s/ Samuel Lynch
Name:  Samuel Lynch, D.D.S. D.MSc.
Title:   President and CEO

LUITPOLD PHARMACEUTICALS, INC.

By:  /s/ Mary Jane Helenek
Name:  Mary Jane Helenek, R.Ph., M.S., M.B.A.

Title:  President and CEO